SCHEDULE 14A INFORMATION
                               (Amendment No. 2)

               Proxy Statement Pursuant to Section 14(a) of the
                       Securities Exchange Act of 1934

Filed by the Registrant  (x)

Filed by a party other than the Registrant  ( )


Check the appropriate box:

( )     Preliminary Proxy Statement

( )     Definitive Proxy Statement

(X)     Definitive Additional Materials

( )     Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                              HOLLY PRODUCTS, INC.
              (Name of Registrant as Specified in its Charter)

                              HOLLY PRODUCTS, INC.
              (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
(x)    No filing fee required.
( )    $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i) or 14a-6(j)(2).
( )    $500 per each party to the controversy pursuant to Exchange Act Rule
        14a-6(i)(3).
( )    Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-11.

     1.     Title of each class of securities to which transaction applies:
     _____________________________________________________________________

     2.     Aggregate number of securities to which transaction applies:
     _____________________________________________________________________

     3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
     _____________________________________________________________________

     4.     Proposed maximum aggregate value of transaction:
     _____________________________________________________________________

( ) Check box if any part of the fee is offset as provided by Exchange Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1.     Amount Previously Paid:
     _____________________________________________________________________

     2.     Form, Schedule or Registration Statement No.:
     _____________________________________________________________________

     3.     Filing Party:
     _____________________________________________________________________

     4.     Date Filed:
     _____________________________________________________________________

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                            HOLLY PRODUCTS, INC.
                        200 Monument Road, Suite 10
                           Bala Cynwyd, PA  19004
                  (610) 617-0400 / (610) 617-0405 (FAX)


                                                         December 17, 1996


To the Holders of Holly Products, Inc.
  Common Stock:

     I refer you to the Notice of Annual Meeting and Proxy Statement dated November 26, 1996 (the "Proxy Materials") mailed to you in connection with the Company's Annual Meeting of Shareholders (the "Meeting") to be held at the Marriott Hotel, 888 Chesterbrook Boulevard, Wayne, Pennsylvania on Friday, December 20, 1996 at 11:00 a.m. local time. I am writing to you to clarify certain information presented in the Proxy Materials.

     Proposal No. 3, set forth in detail in the Proxy Materials, is a proposal to effect a one-for-ten reverse split of the Company's outstanding Common Stock. Proposal No. 4, set forth in detail in the Proxy Materials, is a proposal to increase the number of authorized shares of the Company's common stock from 50,000,000 to 150,000,000. At the present time there are approximately 49 million of an authorized 50 million shares outstanding. If Proposal Nos. 3 and 4 are approved by the shareholders at the meeting, the present holders of Common Stock would own approximately 4.9 million shares of an authorized 150 million shares. If Proposal No. 3 is approved and Proposal No. 4 is not, present holders would own approximately 4.9 million of an authorized 5 million shares. If Proposal No. 3 is not approved and Proposal No. 4 is approved, present holders would own approximately 49 million of 150 million authorized shares. In each case the Company's Board of Directors may authorize the issuance of additional shares of Common Stock without further approval of shareholders.

     Please take this information into consideration when voting at the meeting. Any proxy previously granted may be changed by a subsequent proxy, revoked in writing or may be changed by attending the meeting and voting in person.

                                    Very truly yours,


                                    /s/ William H. Patrowicz
                                    William H. Patrowicz
                                    President

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                                                       FOR IMMEDIATE RELEASE

Contact:  William Patrowicz
         (610) 617-0400



     Bala Cynwyd, Pennsylvania -- December 17, 1996 -- Holly Products, Inc. (NASDAQ: HOPR, HOPRW, HOPRP; BSE: HOP, HOPP), today clarified certain information related to its annual meeting of shareholders to be held Friday, December 20, 1996. In an effort to clarify certain information contained in the Company's proxy materials dated November 26, 1996, the Company is mailing to all record holders as of the record date of the meeting, additional information concerning proposals to reverse split outstanding shares of the Company's common stock and authorize additional shares of common stock. The Company stated in a letter to shareholders that if both proposals are approved by shareholders at the meeting, present shareholders will own approximately
4.9 million of an authorized 150 million shares of common stock. Under New Jersey law, any proxy previously granted may be changed by a subsequent proxy, revoked in writing or may be changed by attending the meeting and voting in person.

Holly Products, Inc., headquartered in Bala Cynwyd, Pennsylvania has a wholly owned subsidiary, Navtech Industries, Inc. of Shiprock, New Mexico and a majority owned subsidiary, Country World Casinos, Inc. of Denver, Colorado. Navtech is an electronic contract manufacturer currently producing products for the casino, hotel, medical and signage industries. Country World Casinos, Inc. is a development corporation whose plan is to construct a casino in Black Hawk, Colorado, as well as a hotel complex.

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